UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 28, 2011

CREXUS INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-34451	26-2652391

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas
Suite 2902
New York, New York	10036

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 829-0160

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Underwriting Agreement

On March 28, 2011, CreXus Investment Corp. (the “Company” or “we” or “us”) entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. as representatives of the several underwriters (collectively, the “Underwriters”), relating to the sale of 50,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and the granting of an over-allotment option for an additional 7,500,000 shares of Common Stock to the Underwriters solely to fulfill over-allotments (the “Public Offering”). The shares of Common Stock were offered to the public at a price of $11.50 per share. The shares of Common Stock were offered to the Underwriters at a price of $10.8675 per share. The Public Offering closed on April 1, 2011.

The aggregate net proceeds of the Public Offering, excluding proceeds the Company may obtain from the exercise of the over-allotment option, to the Company (after deducting estimated expenses) are estimated to be approximately $539.4 million. The Company intends to use approximately $586.0 million of the net proceeds from the Public Offering and the Private Offering (as defined below) to acquire a portfolio of 30 commercial real estate assets (the “Portfolio”) from Barclays Capital Real Estate Inc. and certain of its affiliates (the “Acquisition”), and any remaining net proceeds for the acquisition of additional investments in the Company’s targeted assets and for general corporate purposes.

The Company has made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the Public Offering was subject to certain customary closing conditions, in addition to the condition that the asset purchase agreement (the “Asset Purchase Agreement”) that governs the Acquisition had not been terminated.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and may therefore have an interest in the successful completion of the Public Offering beyond the underwriting discounts and commissions they will receive in connection with the offering. Credit Suisse Securities (USA) LLC is acting as our financial advisor in connection with the Acquisition. Affiliates of Barclays Capital Inc. are the seller under the Asset Purchase Agreement, and we intend to use the net proceeds from the Public Offering and the Private Offering to acquire the Portfolio from these affiliates. RCap Securities, Inc., an underwriter in the Public Offering, is a wholly-owned subsidiary of Annaly Capital Management, Inc. (“Annaly”), our largest shareholder. After taking into account the Public Offering and the Private Offering, we expect Annaly will beneficially own 13.0% of our outstanding Common Stock (assuming the Underwriters do not exercise their overallotment option in connection with the Public Offering). Fixed Income Discount Advisory Company (“FIDAC”), our external manager, is also a wholly-owned subsidiary of Annaly. Pursuant to the terms of a management agreement, FIDAC manages our business in conformity with the policies and investment guidelines that are approved and monitored by our board of directors, and we pay FIDAC a quarterly fee in connection with such services. We also reimburse FIDAC for certain expenses incurred on our behalf. We have also entered into an administrative services agreement with RCap Securities, Inc. whereby RCap provides general administrative services in connection with the purchase, sale and financing of loans and securities.

Stock Purchase Agreement

On April 1, 2011, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Annaly relating to the sale of 5,000,000 shares of Common Stock to Annaly at a price of $11.50 per share, pursuant to a private offering (the “Private Offering”). The aggregate net proceeds of the Private Offering are estimated to be approximately $57.5 million. Both parties to the Stock Purchase Agreement made certain customary representations, warranties and covenants. The Private Offering, which was conditioned on the closing of the Public Offering, closed simultaneously with the closing of Public Offering. See the discussion above related to the relationship between the Company and Annaly.

Copies of the Underwriting Agreement and the Stock Purchase Agreement are attached to this report as Exhibits 1.1 and 10.1, respectively, and are incorporated herein by reference. The summaries set forth above are qualified in their entireties by reference to Exhibits 1.1 and 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The description above in Item 1.01 under the heading “Stock Purchase Agreement” is incorporated into this Item 3.02. The sale to Annaly is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

1.1

Underwriting Agreement, dated March 28, 2011, between the Company and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. as representatives of the several underwriters.

5.1	Opinion of K&L Gates LLP with respect to the legality of the shares.

10.1	Stock Purchase Agreement, dated April 1, 2011, between the Company and Annaly Capital Management, Inc.

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1)

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CreXus Investment Corp.

	By:	/s/ Daniel Wickey

Name: Daniel Wickey
Title: Chief Financial Officer

Date: April 1, 2011